BRADLEY PHARMACEUTICALS, INC.
                          CONDENSED CONSOLIDATED
                         STATEMENTS OF CASH FLOWS
                              (UNAUDITED)

                                                        Nine Months Ended
                                                          September 30,
                                                    --------------------------
                                                        2002         2001
                                                    ------------  ------------

Cash flows from operating activities:
 Net income                                        $  5,523,915  $  1,787,987
 Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities
   Depreciation & amortization                          841,916       827,301
   Deferred income taxes                                 27,231        53,781
   Tax benefit due to exercise of non-qualified
    options and warrants                                370,369       197,144
   Noncash compensation for consulting services         113,673       219,106
   Changes in operating assets and liabilities
    Accounts receivable                               2,930,638     2,394,377
    Inventory and prepaid samples and materials          17,898       267,344
    Prepaid expenses and other                         (311,112)      (36,728)
    Accounts payable                                   (674,060)     (642,762)
    Accrued expenses                                    455,176       634,608
    Income taxes payable                               (350,191)      389,542
                                                   	-----------   -----------

Net cash provided by operating activities             8,945,453     6,091,700
                                                    -----------   -----------

Cash flows from investing activities:
 Investments in trademarks, and
  other intangible assets                                 -            (9,699)
 Purchase of property & equipment                      (161,968)     (203,288)
 Proceeds from short-term investments                10,170,348          -
 Purchase of short-term investments                  (8,889,808)   (2,200,000)
                                                    -----------   -----------

Net cash provided by (used in) investing
 activities                                           1,118,572    (2,412,987)
                                                    -----------   -----------

Cash flows from financing activities:
 Payment of notes payable                              (120,643)     (365,094)
 Payment of revolving credit line, net                    -          (577,639)
 Proceeds from exercise of stock options and
  warrants                                              255,095     1,073,171
 Payment of registration costs                         (110,057)        -
 Purchase of treasury shares                             (7,183)     (244,999)
 Distribution of treasury shares                         70,639        53,984
                                                    -----------   -----------

Net cash provided by (used in) financing
 activities                                              87,851       (60,577)
                                                    -----------   -----------

Increase in cash and cash equivalents                10,151,876     3,618,136

Cash and cash equivalents at beginning of period     10,337,214       453,200
                                                    -----------   -----------

Cash and cash equivalents at end of period         $ 20,489,090  $  4,071,336
                                                    ===========   ===========



                                    (Continued)

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